Exhibit 99.1
Northwest Biotherapeutics, Inc.
(“NWBT”, “Northwest”, or the “Company”)
Northwest secures US$4.0 million in debt financing
BETHESDA, MD – May 6 2008 – Northwest Biotherapeutics, Inc. (AIM:NWBS and NWBT; OTC BB: NWBO), today announced that Al Rajhi Holdings W.L.L. (“Al Rajhi”) has entered into an agreement, executed on May 6 2008, to provide NWBT with debt financing in the amount of US$4.0 million (the “Loan”).
Under the terms of the Loan, Northwest will receive US$4.0 million in return for an unsecured promissory note in the principal amount of US$4,240,000 (reflecting an original issue discount of six percent, or US$240,000). The Loan has a term of six months. Al Rajhi may elect to have the original issue discount amount paid at maturity in common stock of NWBT, at a price per share equal to the average closing price of NWBT’s common stock on the NASD Over The Counter Bulletin Board over the ten trading days prior to the execution of the Loan agreement.
The Directors of the Company consider, having consulted with the Company’s Nominated Adviser, Collins Stewart Europe Limited, that the Loan is fair and reasonable in the circumstances insofar as the Company’s shareholders are concerned. In giving its advice to the Directors, Collins Stewart Europe Limited relied on their commercial assessment.
Alton L. Boynton, Chief Executive Officer of NWBT said:
“We are delighted to have secured this Loan from Al Rajhi. Since investing in our IPO on AIM in June 2007, Al Rajhi has accumulated a significant stake in Northwest and currently holds in excess of ten per cent of our issued and outstanding common stock. We appreciate their support for the Company and our DCVax® technology. The Loan will enable us to continue moving our programs forward aggressively, with minimal dilution for existing shareholders.”
About NWBT
Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products that treat cancers more effectively than current treatments, with limited toxicity, on a cost-effective basis. The Company has two broad platform technologies: dendritic cell-based vaccines, and therapeutic antibodies. The Company is currently conducting a large clinical trial in Glioblastoma multiforme, which is designed and powered to serve as a pivotal trial. The Company has also received clearance from the FDA for a large Phase III trial in prostate cancer, and clearance from the FDA for Phase I trials in five other cancers. The Company has started, and is currently enrolling patients in, a Phase I/II trial with DCVax® for recurrent ovarian cancer. The Company also has a second technology platform, involving monoclonal antibodies to CXCR4, which is at the late pre-clinical development stage.
For further information, please visit the company web site at www.nwbio.com.
About the Al Rajhi Group
Al Rajhi Holdings W.L.L. and Al Rajhi Partners (together “Al Rajhi”) represent the business interests of Sheikh Abdulrahman Saleh Al Rajhi and his immediate family in Saudi Arabia.
Al Rajhi is a private investment company and has investments in financial services, infrastructure, mining, healthcare, biotechnology, real estate, oil and gas. Key investments include Bank Al Bilad, DanaGas, Saudi Telecom, Saudi Cement and Procare hospitals. Khalid al Rajhi, CEO of Al Rajhi, is a director of each of these companies.
Disclaimer
Statements made in this news release that are not historical facts, including statements concerning the Company’s plans to move its programs forward, statements regarding the Company’s clinical trials and other business development activities, and statements regarding its fundraising activities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “intends,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks and uncertainties regarding the Company’s ability to secure additional financing or raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy. Additional information on these and other factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings, including in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in its recently filed Form S-1. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings or recently filed Form S-1 that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

For further information, please contact:

Northwest Biotherapeutics, Inc.
Anthony P. Deasey, Chief Financial Officer	240-497-9024